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                                                                   EXHIBIT 10.33


                           EMPLOYEE LEASING AGREEMENT

                                  by and among

                             ROYAL INDEMNITY COMPANY

                                       and

                        UNDERWRITERS REINSURANCE COMAPNY

                            Dated as of July 1, 2003

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                  EMPLOYEE LEASING AGREEMENT (this "Agreement"), dated as of
July 1, 2003, by and between ROYAL INDEMNITY COMPANY, a corporation organized under the laws of the State of Delaware ("Royal Indemnity"), and UNDERWRITERS REINSURANCE COMAPNY, a corporation organized under the laws of the State of New Hampshire ("URC").

                  WHEREAS, URC is in the business of insurance and reinsurance and requires individuals to perform services to permit the conduct of its business; and

                  WHEREAS, Alleghany Insurance Holding LLC ("AIHL") has entered into an agreement with Royal Group, Inc. ("Royal Group") denominated as the Acquisition Agreement and dated as of June 6, 2003 (the "Acquisition Agreement"), pursuant to which AIHL shall acquire from Royal Group, among other things, all of the issued and outstanding stock of Royal Specialty Underwriting, Inc. ("RSUI"); and

                  WHEREAS, Royal Indemnity currently employs individuals experienced in performing services involved in the underwriting and administering of insurance and reinsurance, and Royal Indemnity is willing to lease those employees to URC until URC offers employment to such individuals following the acquisition of RSUI by AIHL; and

                  WHEREAS, this is the Employee Leasing Agreement contemplated by the Acquisition Agreement; and

                  WHEREAS, the Acquisition Agreement permits AIHL to assign its rights under the Acquisition Agreement and any Ancillary Agreement without prior written consent to any wholly owned Subsidiary, which term includes URC, and AIHL has assigned its rights under the Employee Leasing Agreement to URC; and

                  WHEREAS, following the consummation of the acquisition of RSUI pursuant to the Acquisition Agreement, URC will be an Affiliate of RSUI; and

                  WHEREAS, Royal Indemnity and URC acknowledge that, as a result of this Agreement, URC and Royal Indemnity may be viewed as shared employers or joint employers for the purposes of certain laws and regulations. It is not the intent of either party to escape certain risks and responsibilities that flow from URC's development and/or distribution of products or delivery of services through employees. These risks and responsibilities include but are not necessarily limited to, premises liability, workplace safety, professional negligence, general negligence and both federal and state employment laws and regulations. Royal Indemnity and URC recognize that under certain laws, both parties may be covered as employers, while under other laws, only one of the parties may be deemed to be the employer.

                  NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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                                   ARTICLE I

                                   Definitions

                  Capitalized terms not otherwise defined herein shall have the following meanings:

                  "Records" means copies of all records (including computer generated, recorded or stored records) relating to the Leased Employees, including all personnel records and such other employment-related records in the possession or control of Royal Indemnity or any Affiliate relating to the Leased Employees as URC shall reasonably request for URC to conduct its business or to comply with any applicable employment law, rule or regulation.

                  "Cause" means (i) the failure or refusal of a Leased Employee to substantially perform the material duties of his or her employment with Royal Indemnity, as determined by URC with the consent of Royal Indemnity (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) the commission by a Leased Employee of a crime involving moral turpitude or that results in the loss, suspension or forfeiture of any license or registration required by the Leased Employee for the performance of his or her duties, or
(iii) the Leased Employee's willful engagement in conduct which is materially injurious to the business of URC. A Leased Employee shall be deemed to have been terminated without cause if he or she terminates employment because of a refusal to accept a transfer to a business location with URC after July 1, 2003, which is more than fifty miles from his or her location of employment as of July 1, 2003, or if his or her job duties or employment status with RSUI are materially and adversely altered by URC, without his or her consent, from his duties or status immediately prior to July 1, 2003.

                  "COBRA" means Section 601 et seq. of ERISA and Section 4980B of the Code and state and local laws of similar import, including all rules and regulations promulgated thereunder.

                  "Leased Employee" means any RSUI Employee who performs services on behalf of URC after July 1, 2003.

                  "RSUI Employee" means each of the active, full and part-time employees of Royal Indemnity who are identified on Schedule 11.1(a) of the Acquisition Agreement and any New Hire.

                  "Severance Costs" means the sum of (i) the amount paid by Royal Indemnity to any Terminated Employee and the cost of any severance benefits provided to such Terminated Employee pursuant to the severance plans and policies of Royal Indemnity in effect during the Term, (ii) the additional costs, if any, paid or incurred by Royal Indemnity as a result of COBRA coverage with respect to any Terminated Employee and any "qualifying event" that occurs with respect to any Leased Employee during the Term, (iii) the amount of the payment, if any, to a Terminated Employee in

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respect of accrued Paid Time Off ("PTO") pursuant to the vacation pay/PTO plan and policies of Royal Indemnity in effect at the time of termination of the Terminated Employee, (iv) the Taxes payable (without duplication) in respect of the amounts payable in respect of the Terminated Employee that are paid by Royal Indemnity, and (v) the amount of any additional expense of Royal Indemnity incurred on behalf of Terminated Employees at the request of URC.

                  "Taxes" means the amount of federal, state and local income and employment taxes payable by Royal Indemnity (exclusive of any amount payable or borne by, or deducted from, amounts otherwise payable to any Leased Employee or Terminated Employee) and other withholdings or payments required by federal, state or local law or regulations, including but not limited to, Social Security taxes paid in accordance with the Federal Insurance Contribution Act, but not including the Medicare portion of contributions in respect of the Federal Insurance Contribution Act, Federal Unemployment Tax Act, and any taxes or other charges in respect of workers' compensation and unemployment insurance benefits.

                  "Terminated Employee" means any Leased Employee who is terminated at the request of URC other than for Cause, including any Leased Employee who declines to accept URC's offer of employment (as contemplated by Article IX) and does not become a Transferred Employee.

                  "Transferred Employee" means a Leased Employee who becomes an active employee of URC on January 1, 2004.

                  Any other capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Acquisition Agreement.

                  Whenever the singular term is used in the Agreement, the same shall include the plural, and whenever the plural is used in the Agreement, the same shall include the singular, where appropriate.

                                   ARTICLE II

                                      Term

                  The term of this Agreement (the "Term") shall commence (or be deemed to have commenced) on 12:01 a.m. (Eastern time) on July 1, 2003, and end on 11:59:59 p.m. on December 31, 2003; provided that for each Leased Employee, the time used to determine the expiration of the Term shall be the local time at such Leased Employee's primary work location. Notwithstanding the expiration of the Term, the obligations of Royal Indemnity and URC hereunder shall survive the expiration of this Agreement.

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                                  ARTICLE III

                                    Staffing

                  (a) During the Term, Royal Indemnity agrees to use its reasonable best efforts to continue to employ the Leased Employees and to make the Leased Employees available exclusively to URC (or its Affiliates) to perform those services performed by the RSUI Employees prior to July 1, 2003, in connection with the business and activities previously conducted by URC; provided, however, that Royal Indemnity shall not be required to incur any increased cost or expense not currently incurred or paid by Royal Indemnity related to any Leased Employee to continue such Leased Employee's employment except for those costs and expenses for which Royal Indemnity is entitled to reimbursement by URC hereunder, and provided further, that during the Term, no Leased Employee shall be transferred to, nor shall the services of any Leased Employee be shared with, Royal Indemnity or its Affiliates. Further, upon the request of URC, Royal Indemnity shall use reasonable efforts to hire individuals requested by URC and shall terminate the employment of any Leased Employee as of a date specified by URC, provided such employment and/or termination is not in violation of Royal Indemnity's employment policies and procedures or applicable law, as reasonably determined by Royal Indemnity. During the Term, Royal Indemnity agrees that it shall not terminate the employment of any Leased Employee without the prior consent of URC, which shall not be unreasonably withheld. During the Term, Royal Indemnity shall use its reasonable best efforts not to enter into any collective bargaining agreement or any labor contract with any labor union or association representing any Leased Employees unless otherwise required by applicable law.

                  (b) Nothing contained herein shall preclude URC (or any Affiliate) from simultaneously employing any individual, (including any Leased Employee) for all or any part of the Term, or from electing or appointing any Leased Employee as an officer of, or to a position with, URC (or any Affiliate) during the Term. No provision of this Agreement shall be construed as limiting or modifying the terms of any employment agreement between URC (or any Affiliate) and any Leased Employee. Notwithstanding any provision in this Agreement to the contrary, during the Term and for a period of twelve (12) months following the expiration of the Term, URC (or any Affiliate) may not employ any RSUI Employee who does not become a Leased Employee.

                                   ARTICLE IV

                                    Payments

                  (a) In exchange for Royal Indemnity's provision of staffing services to URC hereunder, URC shall pay to Royal Indemnity, after receiving a written statement from Royal Indemnity (not more frequently than bi-weekly) setting forth the details and providing reasonable documentation thereof, the following amounts paid or incurred by Royal Indemnity related to the Leased Employees: (i) an amount equal to 135% of the Compensation (as such term is defined in Article VI, below) paid to, or accrued by, the Leased Employees during the Term, (ii) any and all Special Payments (as such term is

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defined in Article VI) paid by URC to or on behalf of the Leased Employees from time to time during the Term, (iii) all Taxes payable on or with respect to the employment of the Leased Employees or the compensation payable to them during the Term, and (iv) all other reasonably documented out-of-pocket expenses incurred by Royal Indemnity and previously approved or authorized by URC related to the Leased Employees during the Term. For purposes of determining the amount of Compensation earned in, or with respect to, any period, the Compensation payable to an employee in respect of a particular period, i.e., annually, monthly, weekly, shall be deemed earned ratably with respect to each calendar day in such period.

                  (b) In addition to the foregoing amounts payable to Royal Indemnity for providing the staffing services to URC during the Term, URC shall pay to Royal Indemnity all Severance Costs, whether incurred by Royal Indemnity during or after the Term in connection with any Leased Employee. Royal Indemnity shall periodically (not more frequently than bi-weekly) submit a written statement to URC setting forth in reasonable detail the Severance Costs paid by Royal Indemnity since the last such statement.

                  (c) All amounts set forth on the statements submitted to URC by Royal Indemnity shall be paid by URC within two (2) weeks after the date such statement is submitted to URC. Notwithstanding any provision of this Agreement or rule of law to the contrary, Royal Indemnity may terminate this Agreement in the event URC fails after the Closing to pay at least 100% of any Compensation provided by Royal Indemnity to Leased Employees at the time set forth herein; provided that Royal Indemnity first provides URC at least thirty
(30) days' written notice of its failure to pay and Royal Indemnity's intent to terminate the Agreement at the end of the 30-day period if such payment is not made by the end of such 30-day period. In addition to all other relief available, URC shall pay Royal Indemnity interest on any amounts payable beyond the due date at the Applicable Rate.

                                    ARTICLE V

                                   Supervision

                  All Leased Employees shall be subject to the management and direction of URC, including the designation of tasks to be performed and the method of accomplishing such tasks. URC shall have reasonable access during regular working hours to all Records relating to the Leased Employees; provided that Royal Indemnity and URC shall observe all privacy laws with respect to the Leased Employees' health and personnel information. Royal Indemnity shall promptly notify URC if Royal Indemnity or any Affiliate receives notice of any Leased Employee's actual, pending or threatened termination of employment with Royal Indemnity (other than as a result of the request of URC) or intent not to accept the offer of employment by URC or its specified Affiliates at the end of the Term.

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                                   ARTICLE VI

                               Wages and Salaries

                  Royal Indemnity will be responsible for paying and shall pay to or on behalf of each Leased Employee all wages, salaries and other compensation earned during the Term (collectively "Compensation"), for deducting all employment taxes, withholdings and other legally required contributions (such as in the nature of social security payments) which are required to be deducted from such Compensation, for paying all Taxes on or with respect to such Compensation and for any reporting, disclosure or withholding obligations in connection therewith. The rate of Compensation payable to each Leased Employee immediately prior to July 1, 2003, (or, in the case of any individual hired at the request of URC, the rate of Compensation as approved by URC) shall not be increased or decreased by Royal Indemnity during the Term without the prior consent of URC, unless otherwise required in accordance with applicable law; provided, however, that Royal Indemnity shall implement such changes in the rate of Compensation of the Leased Employees and Royal Indemnity shall make such special, non-recurring, non-performance based payments (including, for example, any retention payments or sign-on bonuses) or reimburse such other compensatory amounts as directed by URC ("Special Payments"). Notwithstanding the foregoing, the sum of all Compensation and any Special Payments (excluding a one-time maximum aggregate payment of $2.250 million made to Leased Employees in the form of a retention or non-performance based bonus) paid to the Leased Employees (1) during any bi-weekly pay period shall not exceed $1,000,000; and (2) during the Term shall not in the aggregate exceed $12,500,000. URC shall not be obligated to pay any Compensation to the Leased Employees directly, nor shall URC be responsible for paying directly to any governmental agency any Taxes, withholdings, or other legally required contributions (such as in the nature of social security payments due), or for reporting or disclosure obligations in connection therewith with respect to the Leased Employees. Royal Indemnity shall not be obligated to pay as Compensation, and shall not pay, the 2003 Bonus Payment. Nothing herein shall be interpreted as limiting the obligation of URC to make payments to Royal Indemnity pursuant to Article IV.

                                   ARTICLE VII

                                Employee Benefits

                  During the Term, the Leased Employees shall remain participants in the same benefit plans and programs of Royal Indemnity provided to similarly situated Royal Indemnity employees who are not Leased Employees. During the Term, URC shall not be obligated to provide any employee benefits to the Leased Employees. During the Term, Royal Indemnity shall also continue in effect the current general liability and professional liability insurance covering the Leased Employees to the same extent provided to similarly situated Royal Indemnity employees, provided such coverage is permitted under the terms of the applicable insurance policies. Royal Indemnity shall also retain during the Term and thereafter: (i) responsibility and liability for any severance amounts or benefits, including but not limited to COBRA coverage, to which

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any Leased Employee who does not become a Transferred Employee may be entitled;
and (ii) the obligation with respect to COBRA coverage for any "qualifying event" occurring during the Term with respect to any RSUI Employee (but the foregoing shall not be interpreted as limiting the obligation of URC to make payments to Royal Indemnity pursuant to Article IV). No amount shall be payable by URC to Royal Indemnity for providing any of the employee benefits, it being intended that the amount payable to Royal Indemnity pursuant to Article IV will fully compensate Royal Indemnity for all employee benefits earned by Leased Employees and paid or provided by Royal Indemnity to the Leased Employees (and their spouses and dependents) during or after the Term. In addition, Royal Indemnity agrees not to make any change with respect to any severance plan and policy or any vacation pay/PTO plan and policy for any Leased Employee other than a change that is uniformly applicable to all similarly situated Royal Indemnity employees.

                                  ARTICLE VIII

                               Personnel Policies

                  Except as specified herein, or as required by law, all terms and conditions of employment applicable to the Leased Employees shall be governed by the personnel policies and practices generally applicable to all employees of Royal Indemnity, as such policies and practices may be amended from time to time during the Term.

                                   ARTICLE IX

                                    Transfer

                  Under the terms of the Acquisition Agreement, RSUI or an Affiliates, which includes URC, shall make an offer of employment to each Leased Employee, such employment to commence during or immediately after the end of the Term. Royal Indemnity and URC shall cooperate in all reasonable respects in connection with, the transfer of employment of any Leased Employee to URC or its specified Affiliates. Royal Indemnity shall not (and shall cause its Affiliates not to) take any action to solicit, aid or encourage any Leased Employee not to become a Transferred Employee.

                                   ARTICLE X

                    Covenants, Warranties and Indemnification

                  Each of URC and Royal Indemnity warrants to the other that it will not discriminate against candidates for leased employment or Leased Employees on the basis of race, gender, color, religion, national origin, age, disability, veteran's status, or any other protected classification, or because a Leased Employee has reported or is about to report a violation or suspected violation of any law. Each of URC and Royal Indemnity further warrants to the other that it will not sexually or otherwise harass any Leased Employee.

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                  URC shall indemnify and hold Royal Indemnity and its
shareholders, directors, employees, agents, successors, and assigns harmless for any consequences or liabilities, including attorney's fees, costs, and other expenses, which arise from allegations with respect to candidates for leased employment or Leased Employees, including but not limited to allegations that candidates for leased employment or Leased Employees were harassed, discriminated against, made to work in an unsafe work environment, not paid properly due to URC's failure to provide accurate information or verify information as accurate, not properly supervised, or not properly licensed or certified. This hold harmless provision shall also extend to any claims for any damages or injunctive relief against Royal Indemnity or its agents which arise out of URC's acts, errors, omissions, negligent acts, statutory violations or failure to adhere to some other duty or obligation.

                  Royal Indemnity agrees that it will use its good faith best efforts to comply with all legal and regulatory requirements in connection with the employment of the Leased Employees.

                                   ARTICLE XI

                            Miscellaneous Provisions

         SECTION 11.1. No Third Party Beneficiaries. This Agreement and all conditions and provisions hereof are for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and are not intended for the benefit of any other person. In particular, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement or shall be construed to give any Leased Employee or his or her respective heirs, assigns or beneficiaries any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision contained herein.

         SECTION 11.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (delivery of which is confirmed), by courier (delivery of which is confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement as follows:

                       If to URC:

                       James A. Dixon
                       Chairman
                       Underwriters Reinsurance Company
                       945 East Paces Ferry Road
                       Atlanta, GA 30326
                       Telephone: (404) 266-3020
                       Facsimile: (404) 364-6480

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                       With concurrent copies to (which shall not
                       constitute notice to URC):

                       Robert M. Hart, Esq.
                       General Counsel
                       Alleghany Corporation
                       375 Park Avenue
                       Suite 3201
                       New York, New York  10152
                       Telephone: (212) 752-1356
                       Facsimile: (212) 759-8149

                       Richard D. Belford, Esq.
                       Swidler Berlin Shereff Friedman, LLP
                       The Chrysler Building, 405 Lexington Avenue
                       New York, N.Y. 10017
                       Telephone: (212) 891-9449
                       Facsimile: (212) 891-9598

                       If to Royal Indemnity:

                       Laura Lawrence, Esq.
                       General Counsel
                       Royal Indemnity Company
                       9300 Arrowpoint Road
                       Charlotte, NC 28273
                       Telephone: (704) 522-2851
                       Facsimile: (704) 522-2313

                       With concurrent copies to (which shall not constitute notice to Royal Indemnity):

                       Michael Ott, Esq.
                       Assistant General Counsel
                       Royal Indemnity Company
                       9300 Arrowpoint Road
                       Charlotte, NC 28273
                       Telephone: (704) 522-3522
                       Facsimile: (704) 522-2688

                       and

                       Robert J. Sullivan, Esq.
                       Skadden, Arps, Slate, Meagher & Flom LLP
                       Four Times Square
                       New York, New York 10036

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                       Telephone: (212) 735-3000
                       Facsimile: 212-735-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. In no event shall the provision of notice pursuant to this Section 11.2 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

         SECTION 11.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 11.4. Descriptive Headings. The descriptive article and section headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 11.5. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

         SECTION 11.6. Relationship of Parties. Nothing herein contained shall constitute Royal Indemnity or any of its respective Affiliates, on the one hand, and URC or any of its Affiliates, on the other hand, as members of any partnership, joint venture, association, syndicate, or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of another party, except as otherwise expressly provided herein.

         SECTION 11.7. Assignment; Binding Effect. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void; provided, that upon prior written notice, either party may assign to any of its Affiliates all or any part of its rights, interests or obligations under this Agreement (including, without limitation, the staffing services of all or any Leased Employee for all or any part of the Term); provided, further, that no such assignment shall relieve any party of any liability under this Agreement. It being understood for the avoidance of doubt that in the event either party shall merge or consolidate with another person or entity, such merger or consolidation shall not be deemed to be an assignment and, accordingly, no consent of any person shall be required hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.

         SECTION 11.8. Integration. This Agreement and the Acquisition Agreement constitute the entire agreement among Royal Indemnity and URC relating to

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the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of Royal Indemnity and URC with respect thereto and there are no general or specific warranties, representations or other agreements by or among Royal Indemnity and URC in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein or in the Acquisition Agreement. Notwithstanding the foregoing, except as specifically set forth herein, this Agreement shall not be interpreted as modifying the obligations and rights of the parties as set forth in the Acquisition Agreement.

         SECTION 11.9. Amendments. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

         SECTION 11.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 11.11. Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purpose of enforcing this Agreement. The parties shall take such actions as are within their control to cause any matter contemplated hereby to be assigned to the Chancery Court of the State of Delaware. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agree not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

         SECTION 11.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 11.13. Interpretation.

                  (a) When a reference is made in this Agreement to a Section or Article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole

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and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (b) URC and Royal Indemnity have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         SECTION 11.14. Waiver. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.

         SECTION 11.15. IP. Royal Indemnity hereby transfers, conveys and assigns to URC its entire right, title and interest in and to all copyrights, patents, trade secrets, trademarks and other intellectual property (in each case, both in the United States and foreign countries), including, without limitation, any and all writings, drawings, inventions, designs, processes, discoveries, ideas and computer programs (including software codes), including any improvements and modifications and any other work product, documentation, notes and materials related to the foregoing (whether or not copyrightable or patentable), developed or created by one or more of the Leased Employees during the Term (collectively, the "Developments"). Royal Indemnity hereby agrees to cooperate fully with URC, both during and after the Term in whatever respect URC reasonably deems necessary or desirable with regard to the procurements, maintenance and enforcement of all rights relating to any of the Developments, including, without limitation, executing, acknowledging and delivering and causing its applicable employees to execute, acknowledge and deliver all papers and relevant information, including, without limitation, copyright applications, patent applications, affidavits, declarations, oaths, testimony in connection with a proceeding, formal assignments and conveyances, assignments of priority rights and powers of attorney. Royal Indemnity further agrees that if URC is unable, after reasonable effort, to secure Royal Indemnity's signature on any such papers, any executive officer of URC shall be entitled to execute any such papers as the agent and the attorney in fact of Royal Indemnity, and Royal Indemnity hereby irrevocably designates and appoints each executive officer of URC as its agent and attorney-in-fact to execute any such papers on its behalf, and to take any and all actions as URC, with the full power of substitution therein, may reasonably deem necessary or desirable to protect its rights and interests in any Development, under the conditions described in this sentence.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duty authorized representatives as the date first above written.

                                            ROYAL INDEMNITY COMPANY

                                            By: /s/ Stephen M. Mulready
                                                ----------------------------
                                                Name:  Stephen M. Mulready
                                                Title: President and Chief
                                                       Executive Officer

                                            UNDERWRITERS REINSURANCE COMPANY

                                            By: /s/ James P. Slattery
                                                -----------------------------
                                                Name:  James P. Slattery
                                                Title: President